CONSENT OF INDEPENDENT AUDITORS





To the Shareholders and Board of Trustees of PayPal Funds:

To the Interestholders and Board of Trustees of Master Investment Portfolio:

We consent to the use of our report dated February 9, 2001 on the statement of assets and liabilities of PayPal Money Market Reserve Fund (formerly X.com U.S.A. Money Market Fund ), a series of PayPal Funds (formerly X.com Funds), as of December 31, 2000, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference in Post-Effective Amendment No. 5, to Registration Statement (No. 333-80205) on Form N-1A under the Securities Act of 1933.

We also consent to the use of our report dated February 9, 2001 on the statement of assets and liabilities of Money Market Master Portfolio (a series of Master Investment Portfolio) as of December 31, 2000, and the related statement of operations, statements of changes in net assets and financial highlights for each of the years or periods presented in the annual report, incorporated by reference herein.

We also consent to the references to our firm under the headings, "Financial Highlights" in the prospectus and "Independent Auditors" in the statement of additional information.



/s/  KPMG LLP


San Francisco, California
April 25, 2001